Exhibit 10.3
iCAD, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
AGREEMENT, entered into on April 26, 2011 (the “Date of Grant”), by and between iCAD, Inc. (the “Company”) and Kevin C. Burns (“Optionee”).
WHEREAS, the Company and Optionee are entering into an employment agreement (the “Employment Agreement”) on the date hereof;
WHEREAS, the Company wishes to grant to the Optionee an option to purchase shares of the Company’s common stock, $.01 par value, (the “Common Stock”);
WHEREAS, the Company desires to memorialize the grant of the option to the Optionee by entering into this stock option agreement with the Optionee;
THEREFORE, in consideration of the promises set forth below, the parties hereto agree as follows:
1. GRANT OF OPTION
The Company hereby grants to the Optionee the option (the “Option”) to purchase all or any part of an aggregate of 500,000 shares of its Common Stock (the “Shares”), on the terms and conditions and subject to all the limitations set forth herein.
2. OPTION EXERCISE PRICE
The per share purchase price to be paid by Optionee for the Shares covered by the Option in the event of an exercise of the Option shall be $1.12.
3. WHEN OPTIONS ARE EXERCISABLE
The Option shall become exercisable as to one third or 166,667 shares commencing twelve months from the Date of Grant, one third or 166,667 shares commencing twenty four months from the Date of Grant and one third or 166,666 shares commencing thirty six months from the Date of Grant. The option expires at midnight (Nashua, New Hampshire USA time) ten years from the Date of Grant or earlier subject to paragraph 4 below.
4. TERMINATION OF EMPLOYMENT
4.1. Generally: Regardless of what Paragraph 3 hereof says, if Optionee’s employment with the Company should be terminated other than by Early Retirement (as defined below), Death or Disability (as defined below) or for Cause (as defined in the Employment Agreement), then Optionee has until the earlier of (i) the expiration date of the Options set forth in Paragraph 3 hereof or (ii) ninety (90) days after the date of termination, to exercise those Options which were exercisable on the date of termination. If Optionee’s employment with the Company should be terminated by the Company for Cause or due to Early Retirement, the unexercised portion of the Option shall terminate on the date of termination of Optionee’s employment. The term “Early Retirement” means retirement with the approval of the Company’s Board of Directors or Compensation Committee from active employment with the Company prior to age 65.

4.2. Death or Disability: In the event of the Death or Disability of Optionee prior to the expiration of this Option, the following provisions shall apply:
4.2.1	If Optionee, at the time of Death or Disability, has been continuously employed by the Company (as determined by the Compensation Committee (the “Committee”) in its sole discretion) since the Date of Grant, then the Option may be exercised; (A) by Optionee within the earlier of (i) the expiration date of the Options set forth in Paragraph 3 hereof or (ii) one (1) year following the date Disability commenced, but only to the extent Optionee is entitled to exercise such Option on the date his or her Disability commenced; or (B) by Optionee’s estate, or by a person who acquired the right to exercise the Option because of Optionee’s will or the laws of descent or distribution, within the earlier of (i) the expiration date of the Options set forth in Paragraph 3 hereof or (ii) one (1) year from the date of Optionee’s Death, but only to the extent of which Optionee is entitled to exercise the Option at the date of Death. For the purpose of this Agreement, the term “Disability” shall have the meaning given to it in section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Whether Optionee suffers a Disability shall be determined by the Committee in its sole discretion.
4.2.2	If Optionee dies within thirty (30) days after the date of termination of employment (other than termination for Cause, Disability or Early Retirement, the Option may be exercised at any time within the earlier of (i) the expiration date of the Options set forth in Paragraph 3 hereof or (ii) one (1) year following the date of Death, by Optionee’s estate or by a person who acquired the right to exercise the Option because of Optionee’s will or the laws of descent or distribution, but only to the extent Optionee is entitled to exercise the Option at the date of termination.
5. MANNER OF OPTION EXERCISE
5.1. Notice: Optionee may exercise this Option, in whole or in part from time to time, subject to the conditions contained in this Agreement, by giving written notice of exercise to the Company at its principal executive office. That notice must specify the number of Shares with respect to which the Option is being exercised. Optionee must also pay in full the total purchase price for the Option Shares purchased. Subject to Paragraph 5.3 below, as soon as practical after receipt of notice and payment, Optionee shall be recorded on the books of the Company as the owner of the Option Shares and the Company shall deliver to Optionee one or more duly issued stock certificates evidencing such ownership. Until certificates for the Option Shares are issued to Optionee, Optionee shall not have any rights as a stockholder of the Company.

5.2. Payment: Optionee can pay the total purchase price of the Shares to be purchased upon exercise of the Option solely in cash or may ask the Company’s Board of Directors (the “Board”) or the Committee for permission to be allowed to pay either by transfer to the Company of previously acquired shares of Common Stock of the Company with a then current aggregate Fair Market Value equal to such total purchase price, or by a combination of cash and previously acquired shares of Common Stock. “Previously Acquired Shares” shall mean only shares of Common Stock of the Company that are already owned by the Optionee at the time of exercise. “Fair Market Value” shall mean, as of any given date: (i) if the principal market for the Stock is a national securities exchange or the Over The Counter Bulletin Board, the closing sale price of the Stock on such day as reported by such exchange or market system or quotation medium. Or on a consolidated tape reflecting transactions on such exchange or market system or quotation medium, or (ii) if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the over The Counter Bulletin Board, the mean between the closing bid sale price for the Stock on such day as reported by the National Quotation Bureau, Inc.; provided that if clauses (i) and (ii) of this paragraph are both inapplicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Stock shall be determined by the Board of Directors of the Company or the Committee, as the case may be, which determination shall be conclusive as to the Fair Market Value of the Stock.
5.3. Limitation on Obligation to Issue: The Company shall not be required to sell or issue any Shares under this Option if, in the sole opinion of the Board or Committee, as the case may be; (i) the issuance of such shares would constitute a violation by Optionee or the Company of any applicable law or regulation including, without limitation, federal and state securities law, or (ii) the consent or approval of any governmental body is necessary or desirable in connection with the issuance of such Shares. The Company shall also not be required to issue any Shares under this Option if it requests and does not receive from the Optionee any investment representations or other information in order for the Company to comply with applicable laws or regulations. Among other things, the Company may request that the Optionee provide it with an opinion of counsel reasonably acceptable to the Company that the Shares to be issued upon exercise of the Option may be issued without registration under the Securities Act of 1933, as amended.
6. LEGENDS
Each certificate representing any shares of Stock issued to Optionee hereunder may have endorsed thereon a legend in a form as may be determined by the Company to be necessary, in its sole discretion, reflecting any limitations on resale.
7. CHANGES IN CAPITAL STRUCTURE
7.1. If the Company effects a stock dividend of its Common Stock or a split of its Common Stock, the number of Shares that may be purchased upon the exercise of the unexercised portion of this Option shall be increased proportionately and the exercise price per Share proportionately decreases. In the event the Company declares or authorizes a reverse stock split of its Common Stock or combination of shares of its Common Stock, the number of Shares that may be purchased upon the exercise of the unexercised portion of this Option shall be shall be proportionately reduced and the exercise price per Share shall be proportionately increased.
7.2. If the Company’s Common Stock shall be changed into a different class of shares or if, because of reorganization, recapitalization, merger or consolidation it is necessary to exchange the Shares for shares of another company, then the appropriate substitution or exchange shall be made in the Shares subject to this Option. The Board of Directors or the Committee may make such adjustments in the number, kind, exercise date of the Shares as is necessary. However, none of these changes shall give the Optionee additional benefits or increase the differential between the exercise price and the Fair Market Value.

7.3. If the Company is dissolved or liquidated, or if the Company is not the surviving or resulting corporation in connection with a merger or consolidation, the Board of Directors or the Committee (in its sole discretion) may allow Optionee the right to exercise this Option prior to the occurrence of the event which would otherwise terminate this Option.
8. DISPOSITION OF STOCK
Prior to making a disposition (as defined in Section 425(c) of the Code) of any Shares acquired pursuant to the exercise of this Option before the expiration of two years after the Date of Grant or before the expiration of one year after the date on which such shares of Stock were transferred to the Optionee pursuant to exercise of this Option, the Optionee shall send written notice to the Company of the proposed date of such disposition, the number of shares to be disposed of, the amount of proceeds to be received from such disposition and any other information relating to such disposition that the Company may reasonably request.
9. WITHHOLDING TAXES
The Optionee hereby authorizes the Company to withhold and deduct from future wages of Optionee all legally required amounts necessary to satisfy any federal, state or local withholding tax requirements attributable to any action by Optionee that causes the Option to cease to qualify as an Incentive Stock Option including, without limitation, a disposition of shares of Shares described in Paragraph 8, above. In the event that the Company is unable to withhold such amounts, for whatever reason, Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.
10. NON TRANSFERABILITY
This Option shall not be transferable by Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution, and then only to the extent provided in Paragraph 4.2. Any attempt to transfer this Option other than as permitted shall void the Option. The Option shall be exercisable during Optionee’s lifetime only by Optionee.
11. LIMITATION ON LIABILITY
Nothing in this agreement shall be construed to: (i) limit in any way the right of the Company to terminate the employment of Optionee at any time, or (ii) be evidence of any agreement or understanding, express or implied, that the Company will employ Optionee in any particular position, at any particular rate of compensation or for any particular period of time.
12. BINDING EFFECT
This agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13. GOVERNING LAW
This Agreement and all rights and obligations in it shall be construed in accordance with, and governed by, the laws of the State of Delaware. The parties hereto agree to submit to the personal jurisdiction of courts sitting in the State of New Hampshire for the purpose of resolving any dispute under this Agreement.
14. INTEGRATION
This Agreement supersedes any prior agreement, discussions or understandings between the parties on the subject matter covered by this Agreement, other than Section 5.4.4(ii) of the Employment Agreement.
15. SEVERABILITY
Should any provision of the Agreement be deemed by a court of competent jurisdiction to be unenforceable, the remaining provisions shall continue to be in full force and effect.
16. SEVERABILITY
This Agreement may only be amended by written agreement signed by both parties.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Date of Grant.

ICAD, INC.

BY:	/s/ Kenneth Ferry

Kenneth Ferry
	ITS:	President and Chief Executive Officer

OPTIONEE:	/s/ Kevin C. Burns

	Name Printed:	Kevin C. Burns

iCAD Inc.
INCENTIVE STOCK OPTION AGREEMENT
EXHIBIT 1
NAME OF OPTIONEE: Kevin C. Burns
DATE OF GRANT: April 26, 2011
NUMBER OF OPTION SHARES ISSUABLE UPON FULL OPTION EXERCISE: 500,000
EXERCISE PRICE: $1.12
EXERCISE SCHEDULE

Number of Shares with respect to which Option
Initial Date of Exercisability	Is initially exercisable

April 26, 2012	166,667

April 26, 2013	166,667

April 26, 2014	166,666